n e w s r e l e a s e	Exhibit 99.1 Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports Third Quarter 2020 Financial Results;
Remains Focused on Facilitating Access to Quality Care during the Pandemic

•Continues emphasis on actions to alleviate financial burdens and other hardships for its members, providers, employees, and communities during the COVID-19 pandemic
•Achieves 92 percent, or 4.1 million of the company's Medicare Advantage members currently enrolled in 4-Star and above contracts for 2021, including 960,000 members in 4.5 Star contracts and a 5-Star rated contract in Florida
•Reports 3Q20 earnings per diluted common share (EPS) of $10.05 on a GAAP basis, $3.08 on an Adjusted basis; reports YTD 2020 EPS of $27.37 on a GAAP basis, $21.04 on an Adjusted basis
◦GAAP amounts include the impact of certain one-time non-operational items, including a market gain from publicly traded investments and the receipt of unpaid risk corridor payments previously written off
•Updates FY 2020 EPS guidance, now anticipating GAAP EPS to be in a range of $24.70 to $24.95 and Adjusted EPS in a range of $18.50 to $18.75
◦FY 2020 EPS guidance reflects fourth quarter 2020 losses of approximately $2.55 per share on a GAAP basis, approximately $2.40 per share on an Adjusted basis
◦As previously noted, Humana anticipates fourth quarter losses to reflect the continued support for its constituents, along with the impact of increasing utilization, and COVID-19 testing and treatment costs
•Increases full year expected individual Medicare Advantage membership growth to approximately 375,000 members from the previous range of 330,000 to 360,000 members, representing expected year-over-year growth of approximately 10 percent

LOUISVILLE, KY (November 3, 2020) – Humana Inc. (NYSE: HUM) has continued to focus on its most vulnerable members and communities throughout the ongoing COVID-19 pandemic by taking actions to simplify access to care, reduce financial barriers, and address social determinants of health, while also alleviating administrative difficulties and monetary burdens for its providers to ensure efficient, consistent care for their patients.

Humana has leveraged its clinically focused integrated care delivery model to stand up initiatives to support the return to care amid the pandemic, including waiver of all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for its Medicare Advantage members, the distribution of in-home preventive screening kits, establishment of a clinical outreach team to proactively engage with the company's most vulnerable members, and a multi-sector advertising campaign designed to encourage members to stay connected with their providers.

Utilization continued to rebound throughout the quarter, reaching approximately 95 percent of historic baseline levels at the close of the third quarter. Utilization resumed at a faster pace for fully-insured group commercial medical members in the Group and Specialty segment, compared to a more gradual return for senior and Medicaid members in the Retail segment.

Results of operations in the quarter were impacted by increasing utilization, COVID-19 testing and treatment costs, as well as the financial impact of the company's ongoing crisis relief efforts. As utilization levels continue to normalize and the company persists with support to its members, providers, employer groups, and communities, Humana maintains the expectation that its results of operations in the back half of 2020 will entirely offset the significant outperformance experienced in the first half of the year that resulted from historically low utilization levels.

Humana will continue to monitor the pandemic's impact on the company and remains committed to all of its stakeholders to adjust its response accordingly, proactively leveraging its integrated care delivery model to best serve its members, partnering with federal and state governments to develop comprehensive and actionable response plans, minimizing the impact on its provider partners, and advancing the long-term sustainability of the company and the healthcare system.
“We continue to see more Medicare beneficiaries choosing Medicare Advantage (MA) plans over Medicare-Fee-For-Service due to MA’s ever-increasing value proposition. What’s driving this strong value is the fact that plans must constantly innovate to stay competitive as Medicare beneficiaries have the freedom to choose a plan that’s affordable for them and that suits their lifestyle needs. For example, about 60 percent of our members are in $0 premium plans and enjoy supplemental benefits not included in Medicare-Fee-For-Service, like dental, vision, hearing, access to healthy foods, and gym memberships,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Also, because the MA program rewards for quality through CMS’s Five-Star Quality Rating System, it encourages health plans like Humana to be proactive and to take a holistic approach to managing the care of its members. Based on Humana’s recently announced Stars ratings, we continue to be a leader among our peers, with 4.1 million, or 92 percent, of our MA members currently enrolled in plans rated 4-stars or higher.”

Summary of Quarterly and Year to Date Results

Humana today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended September 30, 2020 (3Q20) versus the quarter ended September 30, 2019 (3Q19) and for the nine months ended September 30, 2020 (YTD 2020) versus the nine months ended September 30, 2019 (YTD 2019) as noted in the tables below.

Humana’s 3Q20 and YTD 2020 GAAP results of operations were impacted by both the market gain resulting from the initial conversion of the company's prior ownership interest in certain privately held companies (primarily Oak Street Health, Inc.) into publicly-traded common stock upon such companies initial public offering (IPO) during 3Q20 and the subsequent changes in the market value of such securities from their IPO through the end of the quarter, as well as the receipt of unpaid risk corridor payments that were previously written off. The 3Q20 receipt of the risk corridor payments was associated with losses incurred by the company under the Affordable Care Act (ACA) business in 2014 to 2016. The receipt of these risk corridor payments accounted for less than 50 percent of the company’s accumulated pretax losses from its ACA businesses during that time period. The impact of both the fair market value change and the receipt of the unpaid risk corridor payments have been excluded in the company’s 3Q20 and YTD 2020 Adjusted (non-GAAP) consolidated results of operations.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Generally Accepted Accounting Principles (GAAP)	$1,755	$888	$5,058	$2,863
Amortization associated with identifiable intangibles	23	17	66	53
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(7)	(82)	63	(217)
Change in fair market value of publicly-traded equity securities	(643)	—	(643)	—
Receipt of commercial risk corridor receivables previously written off, net	(578)	—	(578)	—
Charges associated with workforce optimization	—	46	—	46
Adjusted (non-GAAP)	$550	$869	$3,966	$2,745

Diluted earnings per common share (EPS)	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	$10.05	$5.14	$27.37	$16.24
Amortization associated with identifiable intangibles	0.13	0.10	0.38	0.29
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.03)	(0.47)	0.37	(1.23)
Change in fair market value of publicly-traded equity securities	(3.72)	—	(3.73)	—
Receipt of commercial risk corridor receivables previously written off, net	(3.35)	—	(3.35)	—
Charges associated with workforce optimization	—	0.26	—	0.26
Adjusted (non-GAAP)	$3.08	$5.03	$21.04	$15.56
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.
Please refer to the tables above, as well as the consolidated and segment highlight sections in the detailed earnings release for additional discussion of the factors impacting the year-over-comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 3Q20 to 3Q19 and YTD 2020 to YTD 2019.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Consolidated results:
Revenues - GAAP	$20,075	$16,241	$58,093	$48,593
Revenues - Adjusted	$18,823	$16,241	$56,841	$48,593
Pretax income - GAAP	$1,755	$888	$5,058	$2,863
Pretax income - Adjusted	$550	$869	$3,966	$2,745
Diluted EPS - GAAP	$10.05	$5.14	$27.37	$16.24
Diluted EPS - Adjusted	$3.08	$5.03	$21.04	$15.56
Benefits expense ratio - GAAP	82.6%	85.0%	81.4%	85.2%
Benefits expense ratio - Adjusted	85.3%	85.0%	82.3%	85.2%
Operating cost ratio - GAAP	13.0%	11.7%	12.2%	10.9%
Operating cost ratio - Adjusted	13.2%	11.4%	12.3%	10.8%
Operating cash flows - GAAP	$1,815	$2,442	$5,356	$4,772
Parent company cash and short term investments	$2,422	$1,674
Debt-to-total capitalization	33.0%	34.3%
Retail segment results:
Revenues - GAAP	$16,741	$14,088	$50,464	$42,259
Benefits expense ratio - GAAP	85.1%	85.9%	83.3%	86.4%
Operating cost ratio - GAAP	11.2%	9.3%	10.0%	8.7%
Segment earnings - GAAP	$553	$639	$3,227	$1,960
Segment earnings - Adjusted	$557	$643	$3,239	$1,972
Group and Specialty segment results:
Revenues - GAAP	$1,794	$1,889	$5,494	$5,650
Benefits expense ratio - GAAP	93.0%	86.3%	79.6%	83.0%
Operating cost ratio - GAAP	25.2%	21.9%	24.0%	21.9%
Segment earnings (loss) - GAAP	($160)	$4	$232	$174
Segment earnings (loss) - Adjusted	($159)	$5	$235	$177
Healthcare Services segment results:
Revenues - GAAP	$7,131	$6,602	$21,157	$19,087
Operating cost ratio - GAAP	96.4%	96.2%	95.8%	96.3%
Segment earnings - GAAP	$249	$212	$816	$611
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$327	$283	$1,036	$815

2020 Earnings Guidance
Humana today adjusted its GAAP and Adjusted EPS guidance ranges for the year ended December 31, 2020 (FY20). The company now expects its FY20 GAAP EPS to be in the range of $24.70 to $24.95, compared to the previous range of $23.74 to $24.24, while Adjusted EPS is expected to be in a range of $18.50 to $18.75 versus the previous range of $18.25 to $18.75. For comparison, FY 2020 GAAP and Adjusted EPS guidance is detailed below along with GAAP and Adjusted results for the year ended December 31, 2019 (FY 2019).
The company is revising its individual Medicare Advantage net membership growth estimate to now anticipate growth of approximately 375,000 members for FY 2020 compared to the previous guidance growth range of 330,000 to 360,000 members. This anticipated increase in 2020 represents year-over-year growth of approximately 10 percent.
The company is reiterating its expectations for group Medicare Advantage net membership gains for FY 2020, projecting an increase of approximately 90,000 members year over year.
For its stand-alone PDP business, Humana now expects a net membership decline of approximately 500,000 members for FY 2020, compared to the previous estimate of 550,000 members.
Given the likelihood of significant variability of results by financial statement line item (and related ratios), Humana previously withdrew its additional FY 2020 detailed guidance points that were initially provided as part of the company's fourth quarter 2019 earnings release dated February 5, 2020.

Diluted earnings per common share	FY 2020 Guidance (f)	FY 2019 (g)	4Q 2020 Guidance (h)	4Q 2019 (i)
GAAP	$24.70 to $24.95	$20.10	($2.55)	$3.84
Amortization of identifiable intangibles	~0.51	0.40	~0.15	0.10
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.37	(2.89)	—	(1.67)
Change in fair market value of publicly-traded equity securities	(3.73)	—	—	—
Receipt of commercial risk corridor receivables previously written off, net	(3.35)	—	—	—
Charges associated with workforce optimization	—	0.26	—	0.01
Adjusted (non-GAAP) – FY 2020 and 4Q 2020 projected; FY 2019 and 4Q 2019 reported	$18.50 to $18.75	$17.87	($2.40)	$2.28

2022 Preliminary Rate Notice

On Friday, October 30, 2020, after the stock market closed, the Centers for Medicare and Medicaid Services (CMS) issued its preliminary 2022 Medicare Advantage and Part D payment rates and proposed policy changes (collectively, the Advance Notice). CMS has invited public comment on the Advance Notice before publishing final rates on or before April 5, 2021 (the Final Notice), and indicated that the Final Notice may be published early in light of the challenges posed by the uncertainty associated with the COVID-19 pandemic.

In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 2.82 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee‐for‐service county rebasing/re‐pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice.

Based on the company’s preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS’ website, Humana anticipates the proposals in the Advance Notice would result in a change generally in line with CMS’ estimate, with the exception of Humana's Medicare Star Ratings for bonus year 2022, as more fully described below, that led the company’s peers.

The company will be drawing upon its program expertise to provide CMS formal commentary on the impact of the Advance Notice and the related impact upon Medicare beneficiaries’ quality of care and service to its members through the Medicare Advantage program.

Star Quality Ratings

As previously disclosed, in October 2020, the Centers for Medicare and Medicaid Services (CMS) published its updated Medicare Star Ratings for bonus year 2022. Humana has 4.1 million members, or approximately 92 percent of its Medicare Advantage membership as of September 2020, enrolled in 15 contracts that received a 4-star rating or above. In addition, Humana received a 5 out of 5-star rating for its CarePlus Health Plans, Inc. contract in Florida, which currently covers approximately 164,300 members, for the third consecutive year and received a 4.5-star rating for three Medicare Advantage contracts offered in 7 states, which cover approximately 796,000 members. Additionally, over 99 percent of retirees in Humana's group Medicare Advantage plans remain in 4-star or above contracts for bonus year 2022. Humana's Star Ratings continue to reflect the company's focus on quality in both member experience and clinical outcomes.

Detailed Press Release
Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 3Q20 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 3Q20 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on November 3, 2020 until 10:59 p.m. Eastern time on January 3, 2021 and can be accessed by dialing 855-859-2056 and providing the conference ID #3879636.

Footnotes
(a) 3Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $23 million pretax, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $7 million, or $0.03 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million, or $3.72 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
•Net adjustment of $578 million, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(b) 3Q19 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $82 million, or $0.47 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $46 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(c) YTD 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $66 million pretax, or $0.38 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $63 million, or $0.37 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million, or $3.73 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.

•Net adjustment of $578 million, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(d) YTD 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $53 million pretax, or $0.29 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $217 million, or $1.23 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $46 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40% minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(f) FY 2020 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately ~0.51 per diluted common share.
•Put/call valuation adjustments of $0.37 per diluted common share related to Humana's non-consolidating minority interest investments. FY20 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.
•Change in fair market value of publicly-traded equity securities of $3.73 per diluted common share. The future value of these investments, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.
•Net adjustment of $3.35 per diluted common share related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off).

(g) FY 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.40 per diluted common share.
•Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana’s non-consolidating minority interest investments.
•Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share.

(h) 4Q 2020 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately ~0.15 per diluted common share.
•4Q 2020 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.

•The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(i) 4Q 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax income, or $0.10 per diluted common share.
• Put/call valuation adjustments of approximately $289 million, or $1.67 per diluted common share, associated with Humana’s non-consolidating minority interest investments.
• Expense associated with involuntary workforce reduction of approximately $1 million pretax, or $0.01 per diluted common share.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

In December 2019, a novel strain of coronavirus (COVID-19) emerged which was declared a pandemic by the World Health Organization on March 11, 2020, and has now spread globally including throughout the United States.

Governmental and non-governmental organizations may not effectively combat the spread and severity of COVID-19, increasing the potential for harm for Humana’s members. If the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Over time, Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering its members expanded benefit coverage, such as waiving out of pocket costs for COVID-19 diagnostic testing and treatment, certain additional coverages have been mandated by governmental action, and Humana is taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19, including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements, to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and a vaccine, once available, as a component of lifting these measures, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.

The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain as this continues to evolve globally, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•Form 10-K for the year ended December 31, 2019;

•Form 10-Q for the quarter ended March 31, 2020; June 30, 2020; and

•Form 8-Ks filed during 2020.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information